EXHIBIT 99.1

FOR IMMEDIATE RELEASE: April 22, 2003	Contact:	Michael F. Brigham President and Chief Executive Officer (207) 878-2770 Ext. 3106

IMMUCELL ANNOUNCES PROFIT AND OTHER FINANCIAL

RESULTS FOR FIRST QUARTER OF 2003

PORTLAND, Maine — April 22, 2003 — ImmuCell Corporation (NASDAQ: ICCC) today announced the results of its operations for the three months ended March 31, 2003.

During the three months ended March 31, 2003, total revenues decreased by 41%, or $769,000, to $1,127,000, and product sales decreased by 43%, or $763,000, to $1,016,000, as compared to the same period in 2002. In the fourth quarter of 2002, the Company accepted a payment of $930,000 in consideration for the early termination, effective October 1, 2002, of a license to a product that had generated sales of $727,000 during the three months ended March 31, 2002.

Income before taxes increased by 311%, or $892,000, to $1,179,000 during the three months ended March 31, 2003, as compared to $287,000 during the same period in 2002. In March 2003, the Company recognized $1,100,000 in other income from the sale of its interest in a joint venture that manufactures and sells lactoferrin in the human nutritional market. This income accounts for most, but not all, of the quarterly profit. After deducting direct selling expenses from its gross margin, the product that had been sold under the terminated license, described above, contributed $96,000 to income before taxes during the three months ended March 31, 2002. Net income of $701,000, or $0.25 per diluted share, during the three months ended March 31, 2003, increased by 315%, or $532,000, from $169,000, or $0.06 per diluted share, during the same period in 2002.

“During the last two quarters, we have closed three transactions that have added approximately $2,430,000 in cash to our balance sheet,” commented Michael F. Brigham, president and CEO. “We move forward focused on maintaining and growing sales and profitability from proprietary products, while investing aggressively in the development of our Nisin-based mastitis treatment product, Mast Out™.”

During the three months ended March 31, 2003, research and development expenses increased by 58%, or $116,000, to $316,000, comprising 28% of total revenues in 2003. Grant income increased by 17%, or $12,000, to $81,000 in 2003, as compared to the same period in 2002. During the first quarter of 2003, the Company invested approximately $104,000 in significant, outside laboratory expenses relating to the development of its Nisin-based mastitis treatment product in preparation for a clinical trial scheduled to begin later this year.

The Company’s cash and short-term investments increased by 39%, or $1,230,000, to $4,373,000 at March 31, 2003, as compared to $3,143,000 at December 31, 2002. Stockholders’ equity increased by 10%, or $701,000, to $7,656,000 at March 31, 2003, as compared to $6,955,000 at December 31, 2002.

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	(Unaudited)
	Three Months Ended March 31,
(In thousands, except per share amounts)	2003	2002
Revenues:
Product sales	$1,016	$1,779
Other revenues	111	118

Total revenues	1,127	1,897

Cost and expenses:
Product costs	424	862
Research and development expenses	316	200
Selling, general and administrative expenses	317	547

Total costs and expenses	1,057	1,609

Net operating income	70	288

Interest and other	1,109	(1)

Income before taxes	1,179	287
Tax expense	478	118

Net income	$701	$169

Net income per common share:
Basic	$0.26	$0.06
Diluted	$0.25	$0.06

Weighted average common shares outstanding:
Basic	2,736	2,734
Diluted	2,779	2,883

	(Unaudited)
	At March 31, 2003	At December 31, 2002

(In thousands, except per share amounts)
Cash and short-term investments	$4,373	$3,143
Total assets	8,276	7,513
Net working capital	5,473	4,228
Stockholders’ equity	$7,656	$6,955

ImmuCell Corporation is a biotechnology company dedicated to benefiting its employees and shareholders through the development, manufacture and sale of innovative and proprietary products that improve animal health and productivity in the dairy and beef industry. ImmuCell Corporation press releases and other information about the Company are available at its corporate web site at http://www.ImmuCell.com.

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